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                          LORD ABBETT INVESTMENT TRUST

                                  AMENDMENT TO

                       DECLARATION AND AGREEMENT OF TRUST

          The undersigned, being at least a majority of the Trustees of Lord Abbett Investment Trust, a Delaware statutory trust (the "Trust"), organized pursuant to a Declaration and Agreement of Trust dated August 16, 1993 (the "Declaration"), do hereby amend the Declaration, pursuant to Section 8.2 of the Declaration, by (i) changing the legal name for the existing Balanced Series of the Trust to the "Lord Abbett Balanced Strategy Fund," its Class A, B, C, P, and Y shares now being Class A, B, C, P, and Y shares of the Lord Abbett Balanced Strategy Fund.

          This instrument shall constitute an amendment to the Declaration and, following execution by a majority of the Trustees, shall be effective on July 1, 2005.

          IN WITNESS WHEREOF, the undersigned have executed this instrument this 23rd day of June, 2005.


/s/ Robert S. Dow                                 /s/ E. Thayer Bigelow
Robert S. Dow                                     E. Thayer Bigelow


/s/ William H.T. Bush                             /s/ Robert B. Calhoun
William H.T. Bush                                 Robert B. Calhoun


/s/ Julie A. Hill                                 /s/ Franklin W. Hobbs
Julie A. Hill                                     Franklin W. Hobbs


/s/ C. Alan MacDonald                             /s/ Thomas J. Neff
C. Alan MacDonald                                 Thomas J. Neff